Exhibit 99.1

                 LION Announces Resignation of Chairman and CEO

    SEATTLE--(BUSINESS WIRE)--March 30, 2007--LION, Inc. (OTCBB:
LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage fulfillment process, today announced it has filed its 2006 Form 10-KSB with the SEC. The Company has also reported that its Chairman and Chief Executive Officer, Randall D. Miles, has resigned effective April 1, 2007. Mr. Miles had served in these roles since December 2003. Mr. Miles will remain an advisor to the Company to ensure a smooth transition. John
A. McMillan has been elected Chairman of the Board and Dave Stedman, the Company's President, will assume the role of interim CEO while a search is conducted for Mr. Miles' permanent replacement. Mr. Stedman formerly served as CEO of LION from August 2002 to December 2003.

    "I would like to thank Randy for his service to LION and the contributions he made to the Company and its direction over the last 3 years," stated John A. McMillan, LION's Chairman, "We wish him every success in his new endeavors."

    Mr. McMillan, a member of the Nominating Committee, will chair the search committee.

    About LION, Inc.

    LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, provides consumers with access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com.

    CONTACT: LION, Inc.
             Dave Stedman, President, 800-546-6463